Exhibit 10(z)

December 6, 2001


Thomas Brockwell
Senior Vice President
Koger Equity, Inc.
433 Plaza Real, Suite 335
Boca Raton, FL  33432

Re: NM's Loans 331971 & 332344 to Koger Equity Inc.

Dear Tom:

Northwestern is the Lender to Koger Equity, Inc. ("Koger") for two loans, one in the original amount of $190,000,000 made in 1996 and the other in the original amount of $45,000,000 made in 1999 (the "Loans"). As a condition to closing a transaction involving (i) release of four Parks (Austin, Greenville Roper, Greenville Roper-Dillon and San Antonio West), and (ii) release of the personal liability of Koger for $9 million (an obligation of Koger undertaken in connection with our release of El Paso Park in 2000), and (iii) substitution in place of the released properties of thirteen projects listed on Exhibit A hereto (the "New Security"), Northwestern is to receive a closing opinion from Tom Hanson at Carlton Fields with regard to land use and other laws affecting the New Security located in Florida (the "Hanson Opinion"). Koger has agreed to cooperate fully with Tom Hanson in completing a questionnaire relating to land use and operation of the New Security and to provide such counsel with all materials necessary to produce the legal opinions required. The release and substitution (the "Transaction") is more fully described in the August 24, 2001 letter agreement between Koger and Northwestern.

Even though the Hanson Opinion has not been completed, Northwestern has agreed to close the Transaction, subject to the following:

1. Northwestern shall have received for each project comprising the Florida New Security a satisfactory Consultant's Report on the design, construction and operation of the New Security, including a copy of the certificate of occupancy (or analogous governmental document) for each project.

2. No later than January 15, 2002 Koger shall have delivered to Tom Hanson a completed land use questionnaire for each project. (The form of the questionnaire will be the same as those already requested for the Pasco project in St. Petersburg and the Dover project in Orlando.) Koger shall promptly cooperate in answering questions and providing additional information needed by Tom Hanson, following his review of each questionnaire, to complete preparation of his opinion.

3. Northwestern shall have received no later than February 28, 2002, a satisfactory Hanson Opinion covering each project comprising the New Security.



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4. To the extent (i) that the condition of any project in the New Security is not satisfactory to Northwestern, based upon the questionnaire and its review by Tom Hanson, such that Northwestern's disapproval is final, or (ii) Northwestern approves the condition of a project subject to conditions which can be cured but the cost to cure such conditions is greater than $50,000.00 (as determined by Northwestern and any consultant hired by Northwestern) and Koger chooses not to cure, then no later than April 30, 2002, Koger shall propose a Substituted Project (as defined in the Master Loan Agreement dated December 6, 2001 between Koger and Northwestern) for each unacceptable project, and shall proceed with a transaction described in section 5 of the Master Loan Agreement as "Property Substitution." All of the conditions related to the Substitution transaction shall be as set forth in said section 5, except that the Substitution shall not count against the remaining permitted Substitutions under subpart (vii).

5. All out-of-pocket costs and legal fees incurred in connection with the foregoing by Northwestern shall be borne by Koger.

Any capitalized terms used herein and not defined herein shall have the same meaning as in the August 24, 2001 letter concerning the Transaction.

Sincerely,

s/David A. Roby

David A. Roby
Regional Director



Accepted this 6th day of December, 2001

         KOGER EQUITY, INC.
         a Florida Corporation

         BY:  s/Thomas Brockwell

         TITLE:     Vice President



We will ATTACH AS EX A the Schedule 2 that has been prepared for the Master Loan Agreement.

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